                                                Filed Pursuant to Rule 424(b)(2)
                                                      Registration No. 333-92212

PRICING SUPPLEMENT NO. 3, DATED JULY 23, 2003
---------------------------------------------
(To Prospectus, dated July 22, 2002 and
Prospectus Supplement, dated August 6, 2002)

                               U.S.$1,975,000,000

                             McDONALD'S CORPORATION

                           Medium-Term Notes, Series H
                               (Fixed Rate Notes)
                 Due from 1 Year to 60 Years from Date of Issue

The following description of the terms of the Notes offered hereby supplements, and to the extent inconsistent therewith replaces, the descriptions included in the Prospectus and Prospectus Supplement referred to above, to which descriptions reference is hereby made.

Principal Amount:             U.S.$25,000,000

Issue Price:                  Varying prices related to prevailing market prices

Original Issue Date:          July 29, 2003

Stated Maturity:              August 1, 2018

Interest Rate:                5.200% per annum

Interest Payment Dates:       February 1, May 1, August 1 and November 1 of each
                              year, commencing November 1, 2003
     (Applicable only if other than February 15 and August 15 of each year)

Regular Record Dates:         January 15, April 15, July 15 and October 15 of
                              each year, as the case may be
     (Applicable only if other than February 1 and August 1 of each year)

Form:                         [X] Book-Entry   [_] Certificated

Specified Currency:
     (If other than U.S. dollars)

Option to Receive Payments in Specified Currency:      [_] Yes  [_]  No
     (Applicable only if Specified Currency is other than U.S. dollars and if Note is not in Book Entry form)

Authorized Denominations:
     (Applicable only if other than U.S.$1,000 and increments of U.S.$1,000 or if Specified Currency is other than U.S. dollars)

Method of Payment of Principal:
     (Applicable only if other than immediately available funds)

Optional Redemption:          [_] The Notes cannot be redeemed prior to Stated
                                  Maturity.

                              [X] The Notes can be redeemed in whole or in part
                                  at any time prior to Stated Maturity at the option of McDonald's Corporation (the "Company") as set forth below.

Optional Redemption Dates: The Notes will be redeemable, in whole or in part and at the Company's option, quarterly on each February 1, May 1, August 1 or November 1, commencing on August 1, 2006, upon not less than 30 nor more than 60 days' notice.

     Redemption Prices:

     [_]    The Redemption Price shall initially be      % of the principal
amount of the Note to be redeemed and shall decline at each anniversary of the
initial Optional Redemption Date by      % of the principal amount to be
redeemed until the Redemption Price is 100% of such principal amount; provided, however, that in the case of an Original Issue Discount Note, the Redemption Price shall be the Amortized Face Amount of the principal amount to be redeemed.

     [X] Other: The Redemption Price shall be equal to 100% of the principal amount of the Notes.

Sinking Fund:                 [X] The Notes are not subject to a Sinking Fund.

                              [_] The Notes are subject to a Sinking Fund.

     Sinking Fund Dates:

     Sinking Fund Amounts:

Amortizing Note:              [_] Yes    [X] No

     Amortization Schedule:

Optional Repayment:           [_] Yes    [X] No

     Optional Repayment Dates:

     Optional Repayment Prices:

Original Issue Discount Note: [_] Yes    [X] No

     Total Amount of OID:

     Yield to Stated Maturity:

     Initial Accrual Period OID:

Calculation Agent (if other than Principal Paying Agent):

Agent's discount or commission: 2.000% of the principal amount of the Notes

Net proceeds to Company (if sale to Agents, as principals): 98.000% of the Principal Amount of the Notes

Agent's Capacity:             [_] Agent  [X] Principal

Agent:                   Merrill Lynch & Co.


CUSIP: 58013MDV3

The Agent has agreed to reimburse the issuer for certain expenses incurred in connection with the offering.

Plan of Distribution:

                         Agent                                                  Principal Amount
                         -----                                                  ----------------
         Merrill Lynch, Pierce, Fenner & Smith Incorporated                        $25,000,000
                                                                                   -----------
                  Total:                                                           $25,000,000
                                                                                   ===========